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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
THE ST. PAUL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (651) 310-7911

March 28, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 6, 2003, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

This year, in addition to the election of directors and the ratification of auditors, you are being asked to act on a shareholder proposal. All of the reasons supporting the election of directors and the ratification of auditors, and an explanation of the shareholder proposal and the Board of Directors' response thereto, are set forth in the Proxy Statement.

Your Board of Directors urges you to vote FOR the election of directors and the ratification of auditors and AGAINST the shareholder proposal.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on these three different ways to vote your proxy are found on the enclosed proxy form. You should vote your proxy now whether or not you plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

                      Sincerely,

                      Jay S. Fishman
                      Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 6, 2003, at 2:00 P.M. (Central Daylight Time) at the principal office of the Company, 385 Washington Street, St. Paul, MN 55102, for the following purposes:

  1.
  To elect a Board of twelve Directors (the "Director Proposal").

  2.
  To act on the proposal to ratify the selection of KPMG LLP as the independent auditors of the Company (the "Auditor Proposal").

  3.
  To act on a shareholder proposal as presented in the Proxy Statement accompanying this Notice if the proposal is brought before the meeting (the "Shareholder Proposal").

  4.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 14, 2003, will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

You will need an admission ticket or proof of ownership of St. Paul common stock and a photo I.D. to enter the meeting. If you are a shareholder of record, you will find an admission ticket attached to the enclosed proxy form. If you plan to attend the meeting, please so indicate when you vote and bring the ticket and a photo I.D. to the meeting. If your shares are held in the name of a broker, bank or other holder of record, your admission ticket is the left side of your proxy form. If you don't bring your admission ticket, you will need proof of ownership to be admitted to the meeting. Your recent brokerage statement or letter from your bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if you are able to verify that you are a St. Paul shareholder.

PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. INSTRUCTIONS ON THESE THREE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Bruce A. Backberg Corporate Secretary

March 28, 2003

PROXY STATEMENT

THE ST. PAUL COMPANIES, INC.
385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 28, 2003. The Proxy Statement and form of proxy are being furnished to shareholders in connection with the solicitation, on behalf of the Board of Directors of the Company, of proxies for use at the Annual Shareholders' Meeting to be held May 6, 2003 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time prior to the Annual Meeting by giving written notice to the corporate secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, employees of the Company may solicit proxies personally or by telephone, facsimile or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Morrow & Co., Inc., New York, NY, has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $12,000, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been established as the close of business on March 14, 2003. At that time there were 227,342,179 shares of common stock and 717,930 shares of Series B convertible preferred stock outstanding. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker non-vote"). For purposes of determining whether a proposal has been approved, an abstention or non-vote (including a broker non-vote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

In order to elect a nominee for director as a director, a majority of the votes present at the Annual Meeting must be voted for the election of that director. Similarly, the Auditor Proposal and the Shareholder Proposal each require a majority of the votes present for approval.

ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at twelve, effective May 6, 2003. The twelve directors to be elected at the Annual Meeting will hold office until the 2004 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form (the "proxy holders") intend to vote the proxies held by them for the election of the twelve nominees named in the "Nominees for Directors" table. The proxies cannot be voted for more than twelve candidates for director. However, if any of the twelve nominees has ceased being a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

With the exception of Mr. James A. Lawrence, who is nominated for election for the first time at the

May 6, 2003 meeting, all of the nominees are currently directors of the Company and were elected at the 2002 annual meeting of shareholders. Mr. Pierson M. Grieve, Sir David G. John and Mr. Bruce K. MacLaury, who have served the Company as directors since November 5, 1985, September 4, 1996, and August 4, 1987, respectively, are not standing for re-election to the Board. Their many valuable contributions to the Company are deeply appreciated.

Nominees for Directors

Name	Age	Present Principal Occupation(a)	Director Since	Other Public Corporation Directorships
Carolyn H. Byrd	54	Chairman and Chief Executive Officer, GlobalTech Financial, LLC (financial services company)	5-1-01	GlobalTech Financial, LLC(d); RARE Hospitality International; AFC Enterprises; Circuit City Stores, Inc.
John H. Dasburg	60	Chairman and Chief Executive Officer, DHL Airways (air cargo service company) (effective April 1, 2003)	2-2-94	Genuity, Inc.; Ryder System, Inc.; Winn-Dixie Stores, Inc.
Janet M. Dolan	53	Chief Executive Officer and President, Tennant Company (manufacturer of nonresidential floor maintenance equipment and products)	5-1-01	Tennant Company; Donaldson Company, Inc.
Kenneth M. Duberstein(b)	58	Chairman and Chief Executive Officer, The Duberstein Group (strategic advisory and consulting firm)	5-5-98	The Boeing Company; ConocoPhillips; Fleming Company; Fannie Mae; American Stock Exchange, Inc.; National Association of Securities Dealers, Inc.(d)
Jay S. Fishman	50	Chairman, Chief Executive Officer and President, The St. Paul Companies, Inc.	10-10-01	Nuveen Investments, Inc.; Platinum Underwriters Holdings, Ltd.
Lawrence G. Graev	58	Chief Executive Officer and President, The GlenRock Group, LLC (merchant banking firm); Of Counsel, King & Spalding (law firm)	5-7-02	Ab Initio Software Corporation(d)
Thomas R. Hodgson	61	Retired, formerly President and Chief Operating Officer, Abbott Laboratories (global diversified health care company)	8-11-97	Intermune, Inc.; MACLEAN-FOGG Corporation(d); Idenix Pharmaceuticals Inc.(d)

William H. Kling(c)	60	President, American Public Media Group; President, Minnesota Public Radio, Inc.; President, Greenspring Company (diversified media and catalog marketing); Vice Chair, Southern California Public Radio	11-7-89	Irwin Financial Corporation; Wenger Corporation(d)
James A. Lawrence	50	Executive Vice President and Chief Financial Officer, General Mills, Inc. (manufacturer and marketer of consumer food products)	—	Avnet, Inc.; Intuitive Surgical, Inc.
John A. MacColl	54	Vice Chairman and General Counsel, The St. Paul Companies, Inc.	5-7-02	Nuveen Investments, Inc.
Glen D. Nelson, M.D.	65	Retired, formerly Vice Chairman, Medtronic, Inc. (manufacturer of biomedical devices)	5-5-92	Carlson Holdings, Inc.(d)
Gordon M. Sprenger	65	Retired, formerly Chief Executive Officer and President, Allina Health System (not-for-profit integrated health care system)	5-2-95	Medtronic, Inc.

(a)
Principal employment of nominees in the past five years. Prior to assuming her current responsibilities in 2000, Ms. Byrd served in a number of senior executive positions with The Coca-Cola Company from 1977 until September 2000. Effective March 31, 2001, Mr. Dasburg resigned from the offices of Chief Executive Officer and President of Northwest Airlines, Inc., after serving in those roles for 12 years. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003, and as Chairman of Burger King from April 2001 to March 2003. Prior to assuming her current duties as Chief Executive Officer and President of Tennant Company, Ms. Dolan served in a number of senior executive positions with Tennant Company since joining it in 1986. Prior to assuming his current responsibilities on October 11, 2001, Mr. Fishman served as Chairman, Chief Executive Officer and President of The Travelers Insurance Group and as Chief Operating Officer-Finance and Risk, of Citigroup Inc. He held various executive positions with Citigroup and its predecessor since 1989 and with Travelers since 1993. Mr. Graev assumed his current position with the GlenRock Group on December 1, 2000, and he has been Of Counsel to King & Spalding since June 2001. Prior to that, Mr. Graev was a partner of the O'Sullivan Graev & Karabell law firm from 1973 until June 2001. Mr. Hodgson retired from Abbott Laboratories at the end of December 1998. Mr. Lawrence, who has served in his current position with General Mills since October of 1998, was Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from October of 1996 until October of 1998. Before assuming his current responsibilities, Mr. MacColl served in a number of executive offices of the Company and of USF&G Corporation ("USF&G") since 1990. Dr. Nelson served as Vice Chairman of Medtronic for fourteen years prior to his retirement in March 2002. Mr. Sprenger retired from Allina Health System in September 2001 after serving as its Chief Executive Officer and President since August 1994. All other nominees have been employed during the past five years as they presently are employed. None of the entities listed under "Other

  Public Corporation Directorships" is an affiliate of the Company, except Nuveen Investments, Inc., which is 79% owned by the Company. The Company has a 14% ownership interest in and certain other relationships with Platinum Underwriters Holdings, Ltd.

(b)
Mr. Duberstein formerly served as a director of USF&G, which merged with a subsidiary of The St. Paul Companies, Inc. in April of 1998. He joined the Board of Directors of USF&G on September 25, 1996.

(c)
Mr. Kling is also a director of the New Perspective Fund, Inc., the New World Fund, the EuroPacific Growth Fund, and the SMALLCAP World Fund, and a trustee of the New Economy Fund.

(d)
A privately held corporation.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

Board of Directors Compensation

The value of the director compensation program and the importance and appropriateness of each of its components are reviewed annually by the board governance committee, which considers, among other things, the results of independent surveys and director compensation programs of peer companies. The objectives of the program are to establish and maintain a program designed to closely align the interests of directors with shareholders and to attract and retain highly qualified directors with total pay opportunity ranking at least in the second quartile of comparable companies. The board governance committee reports to the Board of Directors, which considers and approves the program.

The Board of Directors has established a target for ownership of the Company's common stock for outside directors at a value of five times the directors' annual retainer (currently $22,500 per year). Each new director will be asked to meet or exceed that target within five years of election to the Board. The Board has also adopted a policy that the Company not hire a director or a director's firm to provide professional or financial services, except with the consent of the board governance committee.

Under the Company's current director compensation program, outside directors are entitled to compensation comprised of a $22,500 annual retainer, a $1,000 meeting fee in respect of each board and committee meeting attended, an annual stock option award of 6,000 shares of Company common stock, and participation in the Directors' Charitable Award Program and the Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"). Also, outside directors who chair a committee receive an annual fee of $4,000. The components of the compensation program are described in the following paragraphs.

Annual Retainer, Meeting Fees and Committee Chair Fees. Directors may elect to have all or any portion of their annual retainer, their meeting fees, and any committee chair fees paid in cash or deferred through the Directors' Deferred Compensation Plan and "invested" in a phantom Company common stock fund and/or nine phantom investment funds. Although no shares of the Company's common stock are purchased for or held in the phantom Company stock fund, any director who elects to have any of his or her fees directed into that fund will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash. The value of that fund rises or falls as the price of Company common stock fluctuates in the market. Also, dividends on those phantom shares are "reinvested" in additional phantom shares. Cash distributions are made from the phantom Company stock fund and from the other investment funds on pre-designated dates, usually following termination of service as a director, at the closing price of the common stock and the investment funds on the date of distribution. Currently, ten outside directors have deferred at least a portion of their fees into the Directors' Deferred Compensation Plan, and seven of those directors have all or a portion of their plan interest "invested" in the phantom Company common stock fund.

Stock Options. Under the Company's Amended and Restated 1994 Stock Incentive Plan ("Stock Incentive Plan"), annual non-qualified stock option grants covering 6,000 common shares are made to each outside director at the regular meeting of the Board following the end of the Company's third quarter. Such options are granted at the market price of the Company's common stock on the date of grant and become exercisable in 25% increments on the first four anniversaries of the date of grant. Under that plan, options terminate at the earliest of 10 years after the date of grant, immediately if directorship is terminated for cause, 90 days after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the personnel and compensation committee at the time of option grant. A director's retirement will not accelerate the termination of options granted after 1998. Options granted under the Stock Incentive Plan prior to 1999 will terminate three years after retirement or earlier under certain circumstances. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined below. If an option was not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full.

"Change of Control" is defined in the Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the Exchange Act, other than the Company or a Company subsidiary or one of their employee benefit plans, is or becomes the beneficial owner of 50 percent or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board). All current directors are considered members of the Incumbent Board.

Director Tenure and Retirement Programs. A Board policy provides that each director with 15 or more years of service and each director who will be at least 70 years old on or before the date of the next shareholders' meeting shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent annual meeting of the shareholders. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. If, however, upon review, the board governance committee determines that there is a continuing need on the Board of Directors for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. As part of this policy, the Company previously provided the Directors' Retirement Plan for all outside directors. However, that Retirement Plan was suspended, effective February 5, 2001, and replaced on May 1, 2001 by the Deferred Stock Plan for all outside directors except Mr. MacLaury. Mr. MacLaury elected to retain his Retirement Plan benefit, calculated as though he retired on February 5, 2001.

Deferred Stock Plan. The Deferred Stock Plan is intended to further align the non-employee directors' interests with those of the shareholders of the Company. Under the Deferred Stock Plan, participating non-employee directors (all except Mr. MacLaury) receive, in an account in the director's name, an annual credit of $25,000 which is deemed invested, on the business day immediately following the annual meeting of shareholders, in the Company's common stock based on the closing price of common stock on the date credited. Dividends on the accumulated shares are deemed reinvested in additional shares. The Deferred Stock Plan provides that upon a director's cessation of service for any reason, the accumulated shares in that director's account will be distributed in the form of shares of the Company's common stock, all at once or in installments, depending upon the participating director's election. All non-employee directors serving on February 5, 2001, other than Mr. MacLaury, elected to cease participation in the Directors' Retirement Plan as of that date and transfer the value of their accrued benefits under that plan to the Deferred Stock Plan. All non-employee directors first elected on or after May 1, 2001 participate in the Deferred Stock Plan and not in the suspended Directors' Retirement Plan.

Directors' Charitable Award Program. As part of the Company's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Board of Directors established the Directors' Charitable Award Program, which is funded by life insurance on the lives of the members of the Board of Directors. The Company intends to make charitable contributions of $1 million per director, paid out over a period of 10 years following the death of the director. Each director is able to recommend up to four charities to receive contributions from the Company. Directors become vested in this program in $200,000 annual increments starting with their first anniversary of election as a director. Directors are fully vested upon the earliest of the fifth anniversary of their election as a director, death, disability, or retirement at or after age 70. Beneficiary organizations designated under this program must be tax-exempt, and donations ultimately paid by the Company should be deductible against federal and other income taxes payable by the Company in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the program, since all insurance proceeds and charitable deductions accrue solely to the Company.

Grantor Trust. The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various non-qualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Directors' Retirement Plan (the "Implemented Plans"). Following a Change of Control (generally defined in the same manner as in the Stock Incentive Plan described above), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that such portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the participants of the Implemented Plans consent to the return of the assets. Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

Board Committees

        There are five standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee and the personnel and compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

Executive	Audit	Finance
J.S. Fishman J.H. Dasburg K.M. Duberstein P.M. Grieve W.H. Kling G.D. Nelson	D.G. John C.H. Byrd J.H. Dasburg L.G. Graev T.R. Hodgson B.K. MacLaury	W.H. Kling C.H. Byrd J.S. Fishman L.G. Graev T.R. Hodgson D.G. John J.A. MacColl B.K. MacLaury
Board Governance	Personnel and Compensation
P.M. Grieve J.H. Dasburg J.M. Dolan K.M. Duberstein G.D. Nelson G.M. Sprenger	G.D. Nelson J.H. Dasburg J.M. Dolan K.M. Duberstein P.M. Grieve W.H. Kling G.M. Sprenger

Each committee reviews its charter annually. Currently, each charter is being reviewed in depth to ensure that it continues to be consistent with the highest standards of corporate governance. A number of charters are expected to be updated to reflect proposed changes to New York Stock Exchange rules that are anticipated to come into effect later this year. Summaries of the current charters are set forth below:

AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the audit committee, which was included in the Company's 2001 Proxy Statement. The duties and responsibilities of the audit committee are contained in its charter and include the following:

  •
  Serve as an independent and objective party to assist the Board of Directors in its oversight of the Company's financial reporting principles and policies and internal audit controls and procedures.

  •
  Review and appraise the activities of the independent auditors.

  •
  Provide an evaluation of the independence of the independent auditors.

  •
  Review the fees charged by the independent auditors for audit and non-audit services.

  •
  Review reports and other communications between management and the independent auditors with respect to the independent auditors' evaluation of the design or operation of internal controls.

In addition, the audit committee now selects the Company's independent auditors, and it pre-
approves all audit and permitted non-audit services and fees of the independent auditors.

EXECUTIVE COMMITTEE

The executive committee does not have a formal charter. The Board of Directors has granted to the executive committee the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

FINANCE COMMITTEE

The finance committee assists the Board of Directors in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures in view of current and long range strategic plans and forecasts and through a review of such other fiscal matters as may be appropriate. The duties and responsibilities of the finance committee are to review and monitor the following and make reports and recommendations to the Board of Directors concerning these matters:

  •
  Review management's recommendations concerning corporate financial policies relating to debt limits, dividend policy and capital structure (including such matters as the sale, repurchase or split of the Company's equity securities) in light of strategic plans and forecasts.

  •
  Annually review management's recommended investment policies for the Company and designated subsidiaries and monitor the investment performance thereof.

  •
  Review management's financial strategies for the Company.

  •
  Annually review the Company's Capital Plan and Capital Expenditures Plan as proposed by management.

  •
  Monitor the Company's management of financial and investment risks and exposures, including, but not limited to, its management of insurable risks.

PERSONNEL AND COMPENSATION COMMITTEE

The personnel and compensation committee, which is composed entirely of independent directors, assists the Board of Directors in carrying out its responsibilities with respect to (a) Chief Executive Officer ("CEO") compensation and performance, (b) compensation for the executive management group, (c) executive compensation programs, (d) employee benefit programs, (e) personnel policies, and (f) CEO succession and organizational planning. The duties and responsibilities of the personnel and compensation committee are to:

  •
  Review and approve the CEO's recommendations for the Company's executive compensation philosophy and all aspects of compensation for the executive management group.

  •
  Review the CEO's performance on a systematic and periodic basis and determine all aspects of compensation for the CEO.

  •
  Approve the design of all incentive compensation plans applying to the CEO and the executive management group and the performance standards, any performance adjustments, and all awards paid under those plans.

  •
  Administer all stock-based compensation plans and approve stock option, restricted stock, performance share, and similar stock-based grants.

  •
  Review succession plans for the CEO and other key executives in preparation for review by the Board of Directors.

  •
  Review major organizational changes with the CEO.

  •
  Oversee the administration of the Company's major compensation and benefit plans and review material changes to those plans.

  •
  Periodically review stock ownership levels for the CEO and other key executives.

  •
  Review and approve major changes in personnel policies.

BOARD GOVERNANCE COMMITTEE

The board governance committee provides counsel to the Board of Directors with respect to its organization, membership and function, committee structure, director compensation and corporate governance. The functions of the board governance committee are to:

  •
  Identify and recommend to the Board qualified persons for election and re-election as directors.

  •
  Periodically review the criteria for Board membership and the Board's composition and make appropriate recommendations for changes.

  •
  Review and make recommendations to the Board regarding the composition of Board committees.

  •
  Annually review the performance and functioning of the Board and the fulfillment of its responsibilities.

  •
  Annually review the director compensation program and recommend changes to the Board when appropriate.

  •
  Periodically review the director retirement and tenure policies and recommend appropriate changes to the Board.

  •
  Review corporate governance issues and shareholder proposals and make recommendations to the Board.

In determining which persons may be qualified as candidates for election to the Board of Directors, the board governance committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws.

The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of a meeting of shareholders. However, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's common stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the corporate secretary should be sent to Bruce A. Backberg, Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102.

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. The chairperson of the board governance committee, currently Mr. Grieve, chairs all executive sessions of the Board of Directors and serves as the focal point for discussions among outside directors.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

Board and Committee Meetings

During 2002, the Board of Directors met on eight occasions. The personnel and compensation committee met five times, the board governance committee met four times, the audit committee met nine times, the finance committee met five times, and the executive committee met four times.

Attendance at Meetings

Attendance at 2002 Board and committee meetings combined averaged 90 percent. Each director attended 75 percent or more of the combined total meetings of the Board and committees of the Board on which the director served.

AUDITOR PROPOSAL

The independent certified public accounting firm of KPMG LLP ("KPMG") has been selected by the Board of Directors upon recommendation of its audit committee to act as the independent auditors for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting, the shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG unless otherwise specified by the shareholder. KPMG, which has served as independent auditors of the Company and its subsidiaries since 1968, will have a representative present at the Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company's annual financial statements for 2001 and 2002, and fees billed for other services rendered by KPMG in those years.

	2002	2001
Audit services(1)	$5,624,470	$4,865,795
Audit related services(2)	$2,138,034	$34,902
Tax services(3)	$1,052,910	$1,471,162
All other services(4)	$0	$118,289

(1)
Includes fees for audit of financial statements, reviews of quarterly financial statements and related reports, and reviews of registration statements and certain periodic reports filed with the Securities and Exchange Commission.

(2)
In 2002, consists primarily of fees for accounting consultation and audit work in connection with the Platinum Underwriters Holdings, Ltd. transaction and also includes fees for review of regulatory filings, work on proposed transactions and audit work on benefit plans and funds, and other attestation and certification services.

(3)
Includes fees related to international tax planning, tax return preparation and assistance.

(4)
The audit committee of the Board of Directors considered whether providing the non-audit services shown in this table is compatible with maintaining KPMG's independence.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. All members of the committee are "independent," as required by applicable listing standards of the New York Stock Exchange. The committee operates pursuant to a charter which is reviewed annually by the committee. A brief listing of the primary responsibilities of the committee is included in this Proxy Statement under the discussion of "Board Committees". As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from management with respect to non-audit services provided by the auditors, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

Based upon the reports and discussions described in this report, the committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

Submitted by the audit committee of the Company's Board of Directors:

David G. John (Chairman), Carolyn H. Byrd, John H. Dasburg, Lawrence G. Graev, Thomas R. Hodgson and Bruce K. MacLaury.

March 18, 2003

EXECUTIVE COMPENSATION

PERSONNEL AND COMPENSATION
COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

In 2002, the Company implemented a new compensation program which, while aligned with market practice, produces greater individual differentiation and reward for performance.

Key to performance measurement, differentiation and reward are the development and implementation of individual profit and loss statements for all business segments and office locations. These profit and loss statements are an important factor for separately measuring the performance of each individual business segment and office location.

Program Philosophy

The guiding philosophies of the Company's executive compensation program are to:

  •
  Provide an industry-competitive compensation program, with an emphasis on incentive pay which links pay to performance, both long and short-term; and
  •
  Provide the opportunity to earn superior compensation when the Company's and individual's performance warrant such compensation.

The compensation of the Company's top executives is reviewed and approved by the personnel and compensation committee (the "Committee"), which is comprised entirely of non-employee directors. The Committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

Program Elements

There are three elements of the Company's executive compensation program:

  •
  Base salary compensation.
  •
  Bonus compensation.
  •
  Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry. Key competitors in our industry include AIG, Chubb, CNA, Hartford and Travelers. Actual base salary levels generally range between the 40th and 60th percentiles based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

In 2002, in order to ensure maximum tax deductibility of executive compensation, a proposal was approved by shareholders that created the Senior Executive Performance Plan, which identifies a maximum bonus pool that could be available to the Committee for possible award to the Company's CEO and four other most highly compensated executive officers. If a pool is available, the Committee, in its sole discretion, reviews both the Company's and individual's performance and determines what, if any, amounts will be paid under the Performance Plan. Generally, if the Company's Return on Equity (which is determined by dividing the After-Tax Operating Earnings for the Performance Period by Beginning Total Common Shareholders' Equity for the Performance Period), for a Performance Period is greater than 8%, the bonus pool available to the Committee will be equal to 1.5% of After-Tax Operating Earnings, as those terms are defined in the Performance Plan.

The available pool for 2002 was $7.1 million of which the Committee awarded $3.7 million to the executives named in the Summary Compensation Table (the "Named Executives"). Those bonuses were based upon an evaluation by the Committee, which determined that the performance of the Named Executives for 2002 met or exceeded expectations specifically related to the execution of a complex strategic repositioning of the Company and the profitability of the Company's ongoing businesses, excluding the impact of the Western MacArthur settlement.

Long-term incentive compensation consists of stock options and restricted stock.

  •
  The number of stock options available for grant each year is based on the financial performance of the Company, the Company's compensation practice, and responsible shareholder dilution, as determined by the Committee with the assistance of an independent compensation consultant. Stock options are granted at the fair market value on the date of grant, carry a ten-year maximum term, and generally vest in 25% increments on the first four anniversaries of the date of grant.

  •
  In 2002, the Company implemented a new capital accumulation plan designed to ensure that executives and senior managers acquire and hold Company common stock, thus strengthening the alignment of management and shareholder interests. Beginning with bonuses paid in 2003 for performance in 2002, executives who would not be retirement eligible within the coming two years receive 25% of their bonus in the form of restricted stock, that will vest two years after the date of grant. Executives who will be retirement eligible within the coming two years may elect to receive up to 25% of their bonuses in the form of such restricted shares. On February 3, 2003, a total of 261,178 restricted shares were granted to 654 employees under this plan.
  •
  Executives have stock ownership requirements depending on their level of responsibility. Executives who have not achieved their stock ownership requirement must retain shares when exercising stock options and upon the vesting of restricted stock.

Currently, restricted shares are granted to attract and retain key managers and executives. Generally, restrictions will not lapse until at least one year after the date of grant.

$1 Million Compensation Limit on Deductibility

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting compensation in excess of $1 million paid to its CEO or to any of the other four highest compensated executive officers named in the Summary Compensation Table, unless certain requirements are met. The Committee has determined that it will make reasonable efforts, consistent with sound executive compensation principles and the needs of the Company, to ensure that such payments are deductible by the Company.

CEO Compensation

The methods for determining Mr. Fishman's salary and opportunities under the Company's Senior Executive Performance Plan are described in the "Program Elements" section of this report.

Mr. Fishman's annualized base salary is $1,000,000. A summary of Mr. Fishman's employment agreement is set forth on page 20 of this proxy statement.

Mr. Fishman has a bonus target of 100% of base salary. In February 2003, Mr. Fishman received a bonus award of $1,125,000 in cash and a grant of 12,795 restricted shares, valued at $416,605, under the Senior Executive Performance Plan, based on the Committee's overall assessment of his and the Company's performance in 2002.

Other Named Executive Officer Compensation

In 2002, the only named executive officer to receive a salary increase was Ms. Zuraitis, who received an increase of $50,000. Ms. Zuraitis and Messrs. Bradley and Miller received stock option grants in 2002 of 200,000 shares, which vest in increments of 50% on the second anniversary of those grants and 25% on the third and fourth anniversaries of those grants. The criteria for option grants include the following: the Company's financial results and individual responsibilities, performance and potential.

Overall, the Company offers its executives a compensation program that is market competitive, closely linked to Company performance and designed to strongly align the interests of management with those of shareholders. The changes made to this program in 2002 strengthen this alignment and increase its performance linkage.

The preceding report was issued by the personnel and compensation committee comprised of G. Nelson (Chairman), J. Dasburg, J. Dolan, K. Duberstein, P. Grieve, W. Kling and G. Sprenger.

March 18, 2003

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, Mr. Fishman, who joined the Company in mid-October, 2001, and the four other most highly compensated executive officers of the Company for 2002.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Awards
		Annual Compensation								Securities Underlying Options/ SARs (#)	Payouts
Restricted Stock Award(s) ($)(3)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)(2)					Long-Term Incentive Plan Payouts	All Other Compensation ($)(4)
J.S. Fishman Chairman, President and Chief Executive Officer	2002 2001 2000	$ $	1,000,000 203,846 —	$ $	1,125,000 0 —	$ $	186,342 236,482 —	$ $	416,605 6,819,350 —	12,245 1,500,000 —	— — —	$ $	40,000 2,508,154 —
T.A. Bradley Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	500,000 373,077 238,078	$ $ $	375,000 0 196,970	$ $ $	0 0 0	$ $ $	138,868 1,191,159 0	200,000 44,195 48,555	— — —	$ $ $	20,000 14,923 9,523
T.M. Miller Executive Vice President—Specialty Commercial	2002 2001 2000	$ $ $	450,000 382,731 300,000	$ $ $	412,500 0 185,000	$ $ $	3,588 0 0	$ $ $	152,772 743,400 0	200,000 80,276 70,684	— — —	$ $ $	18,000 15,309 12,000
M. Zuraitis Executive Vice President—Commercial Lines	2002 2001 2000	$ $ $	440,388 322,124 245,000	$ $ $	412,500 0 175,000	$ $ $	1,295 789 4,551	$ $ $	152,772 723,557 0	200,000 55,186 35,806	— — —	$ $ $	17,616 12,885 9,800
T.M. Yessman Executive Vice President—Claim	2002 2001 2000	$ $	400,000 43,077 —	$ $	450,000 185,000 —	$ $	47,287 0 —	$ $	166,642 945,000 —	0 200,000 —	— — —	$ $	16,000 0 —

(1)
The amounts shown were earned in the year indicated and paid under the bonus program in the following year. Because of the Company's financial losses resulting from the tragedy of September 11, 2001 and from other events and actions in 2001, management urged the personnel and compensation committee to refrain from paying bonuses to any executive officers for 2001. Pursuant to his recruitment and hiring arrangement, Mr. Fishman was guaranteed a payment of $227,397 in February 2002. However, considering the events of September 11, 2001 and other 2001 losses, he volunteered to forego receipt of that payment. In lieu thereof, 12,245 stock options having a Black-Scholes value equal to that guaranteed payment were awarded to Mr. Fishman. Mr. Yessman, who joined the Company in November 2001, was paid $185,000 for 2001 in February 2002 pursuant to the terms of his employment agreement.

(2)
Included in Mr. Fishman's "Other Annual Compensation" is $82,565 representing tax reimbursements. Also included are $48,611 and $36,602 representing certain travel and temporary (pending completion of Mr. Fishman's home in Minnesota) lodging expenses, respectively. The amount for travel relates primarily to required use of the corporate aircraft pursuant to Company policy. Mr. Yessman received $47,287 for tax reimbursements. Tax reimbursements were also paid to Mr. Miller and Ms. Zuraitis for $3,588 and $1,295, respectively.

(3)
As of December 31, 2002, Messrs. Fishman, Bradley, Miller, Yessman and Ms. Zuraitis held 15,950, 22,500, 15,000, 13,333 and 15,000 restricted shares of Company common stock, respectively, having market values on that date of $543,098, $766,125, $510,750, $453,989 and $510,750, respectively. Mr. Fishman's restricted shares were received in 2001 as part of his recruitment and hiring package. Of the 145,000 restricted shares granted to Mr. Fishman in 2001, 31,900 shares vested on 1/1/2002, 37,700 shares vested on 2/1/2002, 59,450 shares vested on 11/1/2002 and 15,950 shares vested on

  1/1/2003. As the restrictions on all of Mr. Fishman's restricted shares lapsed, he paid all applicable tax withholdings (based on the market prices on the lapse dates, which averaged $39.25 per share) in cash from personal funds and, as a consequence, he retained all of the shares awarded. Mr. Bradley received grants of restricted shares in February and August 2001. Of the 15,000 granted in February 2001, 6,000 vested in February 2003 and 9,000 vest in February 2004. Mr. Bradley's August 2001 grant of 10,000 restricted shares vests in 2,500 share increments in each of 2002, 2003, 2004 and 2005. Mr. Miller received his grant of 15,000 shares of restricted stock in February 2001. Under the terms of that award, 6,000 shares vested in 2003, and 9,000 vest in 2004. Mr. Yessman received 20,000 restricted shares in 2001 as part of his recruitment and hiring package. Those restricted shares vest in one-third increments in each of 2002, 2003 and 2004. Ms. Zuraitis received two grants of restricted shares in 2001. Of the 10,000 shares granted in February 2001, 4,000 vested in February 2003 and 6,000 vest in February 2004. Of the 5,000 restricted shares granted to Ms. Zuraitis in August 2001, 2,000 vest in August 2003 and 3,000 vest in August 2004.

  On February 3, 2003, Messrs. Fishman, Bradley, Miller and Yessman, and Ms. Zuraitis, were granted 12,795, 4,265, 4,692, 5,118 and 4,692 shares of restricted stock, respectively, representing 25% of their bonus for 2002. The restrictions on these shares will lapse on February 3, 2005.

(4)
Contributions (in the form of Series B convertible preferred stock and preferred stock equivalents, under the Company's qualified and non-qualified savings plans) were made in the following amounts for each Named Executive in 2002: Mr. Fishman, $40,000; Mr. Bradley, $20,000; Mr. Miller, $18,000; Ms. Zuraitis, $17,616 and Mr. Yessman, $16,000.

The following two tables summarize option and stock appreciation rights (SARs) grants and exercises during 2002 to or by the Named Executives and the value of the options and SARs held by such persons at December 31, 2002.

OPTION AND SAR GRANTS IN 2002

Individual Grants
Name	Securities Underlying Options/SARs Granted (Number)		% of Total Options/SARs Granted to Employees in 2002	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)
J.S. Fishman	12,245	(1)	.3%	$44.21	02/04/2012	$188,451	(2)
T.A. Bradley	200,000	(1)	4.7%	$44.21	02/04/2012	$3,078,000	(2)
T.M. Miller	200,000	(1)	4.7%	$44.21	02/04/2012	$3,078,000	(2)
M. Zuraitis	200,000	(1)	4.7%	$44.21	02/04/2012	$3,078,000	(2)
T.M. Yessman	0		0%

(1)
Options were granted February 5, 2002. Mr. Fishman's options vest in 25% increments on the first four anniversaries of that grant. Messrs. Bradley and Miller and Ms. Zuraitis' vest in increments of 50% on the second anniversary of those grants and 25% on the third and fourth anniversaries. All options will become immediately vested and exercisable in full upon a Change of Control (as defined in the 1994 Stock Incentive Plan described above) or upon termination of employment by the Company without cause or by the employee for good reason pursuant to the Senior Executive Severance Policy described below.

(2)
The options granted on February 5, 2002 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 33.9%, dividend yield 2.9%; risk-free rate of return of 4.91%; and the maximum exercise period at the time of grant which was 10 years.

AGGREGATED OPTION AND SAR EXERCISES IN 2002 AND
12-31-02 YEAR-END OPTION/SAR VALUES(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at 12/31/02 (#) Exercisable(ex)/ Unexercisable(unex)		Value of Unexercised In-the-Money Options and SARs at 12/31/02 ($) Exercisable(ex)/ Unexercisable(unex)
J.S. Fishman	0	0	375,000 1,137,245	(ex) (unex)	$ $	0 0	(ex) (unex)
T.A. Bradley	10,000	$177,575	35,863 263,673	(ex) (unex)	$ $	95,298 142,669	(ex) (unex)
T.M. Miller	10,000	$190,192	50,430 303,049	(ex) (unex)	$ $	69,529 200,620	(ex) (unex)
M. Zuraitis	0	0	49,775 263,041	(ex) (unex)	$ $	134,601 101,404	(ex) (unex)
T.M. Yessman	0	0	50,000 150,000	(ex) (unex)	$ $	0 0	(ex) (unex)

(1)
No SARs were outstanding as of December 31, 2002.

Pension

All of the Named Executives participate in the Company's pension plans. The amount of their remuneration which is covered by a qualified plan for 2002 is the amount set forth in the salary, bonus, and restricted stock award(s) columns of the Summary Compensation Table up to the qualified plan compensation limit. Any remuneration exceeding that limit is covered under the Company's nonqualified pension plan.

Effective January 1, 2001, the pension plan was amended to provide a cash balance benefit formula. This formula applies to all employees hired on or after January 1, 2001. Employees hired prior to January 1, 2001, were given a choice in the year 2000 of remaining under the prior defined benefit formula ("the traditional formula") or converting to the cash balance formula.

Both Messrs. Fishman and Yessman were hired after January 1, 2001, and will have their benefits determined under the cash balance formula. Messrs. Bradley and Miller elected to have their benefit calculated under the cash balance formula. Ms. Zuraitis' benefits remain calculated under the traditional plan. Retirement benefits for Messrs. Bradley and Miller and Ms. Zuraitis are fully vested.

The following table shows estimated annual benefits payable upon retirement at age 65 under the traditional plan.

TRADITIONAL PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35
$150,000	22,500	30,000	37,500	45,000	52,500
$200,000	30,000	40,000	50,000	60,000	70,000
$250,000	37,500	50,000	62,500	75,000	87,500
$300,000	45,000	60,000	75,000	90,000	105,000
$400,000	60,000	80,000	100,000	120,000	140,000
$500,000	75,000	100,000	125,000	150,000	175,000
$1,000,000	150,000	200,000	250,000	300,000	350,000
$1,500,000	225,000	300,000	375,000	450,000	525,000
$2,000,000	300,000	400,000	500,000	600,000	700,000
$2,500,000	375,000	500,000	625,000	750,000	875,000
$3,000,000	450,000	600,000	750,000	900,000	1,050,000

Traditional plan benefits are calculated on the basis of a life annuity, but participating employees may elect to have their benefits paid as a single lump sum.

The cash balance benefit is expressed in the form of a hypothetical account balance. For periods between January 1, 2001 and December 31, 2002, benefit credits accrued annually at a rate between 6% and 10%. For periods after January 1, 2003, benefit credits will accrue annually at a rate between 3% and 5%. A participant's individual rate will increase with age and service. Interest credits are applied quarterly to the prior quarter's balance; these interest credits are based on the yield on 10-year Treasury bonds. Although the normal form of benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

The estimated annual benefit provided in total by the cash balance formula described above, expressed in the form of a single life annuity, is as follows:

Executive	Complete Years of Service Through 2002	Estimated Annual Benefit Payable at Age 65
J.S. Fishman	1	$196,851
T.A. Bradley	10	$173,708
T.M. Miller	8	$174,566
T.M. Yessman	1	$152,468

These estimates are based on the following assumptions:

  •
  The benefit is determined as of age 65 and assumes employment until such age.

  •
  Pay is assumed to remain at 2002 levels, while bonuses are assumed to be 100% of base pay.

  •
  The average interest-crediting rate for the cash balance plan for 2002 (4.80%) remains constant.

  •
  The interest rate used to convert hypothetical account balances to annual annuities in 2002 (5.48%) remains constant.

Amended and Restated Special (Change of
Control) Severance Policy

Under the Company's Amended and Restated Special Severance Policy ("Policy"), severance benefits would be provided to eligible employees of the Company, including all of the Named Executives, in the event their employment terminates under certain conditions within two years following a Change of Control. "Change of Control" is generally defined as any one of the following: (i) members of the Board of Directors on February 1, 1999 (the "Incumbent Board") cease to constitute a majority thereof, provided that persons subsequently becoming directors with the approval of directors constituting at least two-thirds of the Incumbent Board will be considered as members of the Incumbent Board (subject to certain exceptions relating to actual or threatened election contests or solicitation of proxies or consents), or (ii) any person as defined in the Exchange Act, other than the Company, a Company subsidiary or an underwriter temporarily holding securities pursuant to an offering of such securities, is or becomes the beneficial owner of 30% or more of the Company's voting securities, or (iii) the consummation of a merger or consolidation or similar transaction involving the Company, or the sale of all or substantially all of the Company's assets to an unaffiliated entity, unless immediately after such corporate transaction or sale, more than 60% of the voting securities of the corporation resulting from such corporate transaction or sale (or if applicable, the ultimate parent corporation) is represented by voting securities of the Company that were outstanding immediately prior to such corporate transaction or sale (or by shares into which such Company voting securities were converted), provided that certain conditions are satisfied, or (iv) the Company's shareholders approve a plan of complete liquidation or dissolution of the Company. If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or by the employee for Good Reason, or if the employment of the Named Executive terminates for any reason during the 30-day period commencing on the anniversary of the Change of Control, the Named Executive would become entitled to certain benefits.

Under the Policy the term "Cause" is generally defined as willfully engaging in illegal conduct, gross misconduct that is materially injurious to the employer or willful and continued failure to perform employment duties after a written demand. "Good Reason" is defined to include such situations as a change in duties or responsibilities that is inconsistent in any materially adverse respect with the Named Executive's positions, duties, responsibilities or status prior to the Change of Control, a materially adverse change in the Named Executive's titles and offices (including, if applicable, membership on the Board of Directors) as in effect immediately prior to the Change of Control, a reduction in the Named Executive's rate of base salary or annual target bonus opportunity, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

        1.    A Named Executive will receive a lump sum severance payment equal to three times the sum of (i) the highest annual base salary rate payable to the Named Executive during the 12-month period immediately prior to termination and (ii) the Named Executive's target bonus for the year of termination.

        2.    Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

        3.    Outplacement assistance will be provided which is no less favorable than under the terms of the outplacement assistance plan applicable to the Named Executive at the time of the Change of Control, unless the Named Executive elects to receive a lump cash payment in lieu thereof.

        4.    If the payments to the Named Executives would be subject to the excise tax on "excess parachute payments" imposed by Section 4999 of the Code, the Company will reimburse the Named Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement).

The Policy is subject to amendment or termination at any time prior to a Change of Control unless the amendment or termination is approved within 12 months of the Change of Control and would adversely affect the rights (or potential rights) of the Named Executive. After a Change of Control, no amendment or termination of the Policy may adversely affect the rights (or potential rights) of the Named Executive with respect to such a Change of Control.

Senior Executive Severance Policy

The Company's Senior Executive Severance Policy (the "Severance Policy") will provide to executive officers designated by the personnel & compensation committee (including all of the Named Executives except Mr. Fishman) benefits equal to twice the sum of the executive's annual base salary and target bonus on the date of employment termination. In addition, coverage under the Company's medical and dental plans will continue for two years after termination and unvested stock options and restricted shares (other than those granted within one year of the termination date) would immediately vest. These benefits become payable only if a participant's employment is terminated by the Company without "cause" or by the participant for "good reason," as both terms are generally defined under the Amended and Restated Special Severance Policy. This Severance Policy may be amended or terminated at any time. This policy is scheduled to expire in February 2004.

Employment Contracts

J.S. Fishman—Mr. Fishman has an employment agreement with the Company for a five-year term which began October 10, 2001. The agreement provides that Mr. Fishman will serve as Chairman of the Board and Chief Executive Officer of the Company for a base annual salary of at least $1,000,000 and participation in the Company's bonus plan, under which he will have a target bonus opportunity of 100% of his base salary and a maximum bonus of 200% of his base salary. The agreement also provides for a pro rated portion of the target bonus for 2001, a minimum bonus for 2002 equal to the target bonus, and a one-time special bonus of $2,500,000, which he received in 2001. Mr. Fishman received an initial grant of 1,500,000 stock options in 2001 and will receive in 2003 and each year thereafter an option grant with a value equal to at least 250% of the sum of his prior year's base salary and target bonus, all such options being subject to four year pro rata vesting. Mr. Fishman also received 145,000 shares of restricted stock that vested on various dates through January 1, 2003.

If Mr. Fishman's employment is terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he will receive a payment equal to three times the sum of his base salary and the greater of his target bonus or his bonus for the preceding year, up to three years of medical and dental coverage and immediate vesting of all stock options and restricted stock. In addition, all outstanding options will remain exercisable for the lesser of five years or the remainder of their term. In the event of a Change of Control, Mr. Fishman will be entitled to the benefits described above under the Company's Amended and Restated Special Severance Policy, if his employment is terminated under circumstances described in that Policy. In the event Mr. Fishman is subject to excise tax on any payments to him under the agreement, the Company will make a gross-up payment to compensate him for such tax liability. Mr. Fishman is subject to certain confidentiality, non-compete and non-solicitation provisions under the agreement.

T.M. Yessman—The agreement, which became effective on November 5, 2001, provides that Mr. Yessman will serve as the Executive Vice President—Claim, reporting directly to Mr. Fishman, with an annual base salary of $400,000. The agreement also provides for minimum guaranteed bonuses of at least $185,000 and $400,000 paid in February of 2002 and 2003, respectively. Under the agreement, Mr. Yessman received an award of 20,000 shares of Company restricted stock on his first day of employment, the restrictions on which shall lapse on one-third of those shares on each of the first three anniversaries of the award. Mr. Yessman received an initial grant of 200,000 stock options in 2001, which vest in 25% increments on each of the first four anniversaries of the date of grant, and he is eligible to receive future stock option grants. Mr. Yessman participates in the Company's Amended and Restated Special Severance Policy and the Severance Policy.

The following graph shows a five-year comparison of the cumulative total return for the Company's common stock and the common stock of companies included in the S&P 500 Index and the S&P Property-Casualty Index, which the Company believes is the most appropriate comparative index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
THE ST. PAUL COMPANIES, INC.
S&P 500 INDEX AND S&P PROPERTY-CASUALTY INDEX

Assumes $100 invested on December 31, 1997.

Companies in the S&P Property-Casualty Index are the following: The St. Paul Companies, Inc., ACE Ltd., AMBAC Financial Group, Inc., Safeco Corporation, MGIC Investment Corp., The Chubb Corporation, Cincinnati Financial Corporation, Progressive Corporation, Allstate Corporation, MBIA, Inc., Travelers Property and Casualty Corporation, and XL Capital, Ltd.

Returns of each of the companies included in this index have been weighted according to their respective market capitalizations.

INDEBTEDNESS OF MANAGEMENT

One executive officer of the Company, Mr. B. Backberg, participated in the Company's Special Leveraged Stock Purchase Program and obtained loans from the Company in order to purchase Company common stock in the open market ("Purchase Loans"). The Purchase Loans are secured by a pledge of the Company common stock purchased with the loan proceeds (the "Purchased Stock"). The Purchase Loans accrue interest at the Applicable Federal Rate for loans of such maturity (1.84% in December 2002) beginning on the date the Purchase Loan is taken out, and unpaid interest is compounded annually. Accrued but unpaid interest on each Purchase Loan is added to the principal balances of the Purchase Loan. The principal balance of Mr. Backberg's Purchase Loans is payable May 7, 2003. The payment of a Purchase Loan will be accelerated if a participant's service is terminated because of resignation or involuntary termination for cause. In those instances, the Purchase Loan must be paid within 30 days following such event. If a participant's termination of service is due to retirement, death, disability or following a Change of Control (as defined in the program), the Purchase Loan must be repaid over a two-year period following such event. The Purchased Stock is pledged to secure the Purchase Loans, but the participant is permitted at any time to sell the Purchased Stock so pledged, provided that the proceeds from such sale are applied against the outstanding balance of the Purchase Loan. The maximum amount outstanding during 2002 and the amount outstanding on December 31, 2002 was $247,026. No additional loans will be made under this program.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 14, 2003 (except as set forth below) regarding the beneficial ownership of capital stock of the Company by each person known to own 5% or more of the outstanding shares of each class of the Company's capital stock, each director and director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all directors, director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the capital stock owned by them.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class of Common Stock	Percent of Class of Series B Convertible Preferred Stock(5)
Citigroup, Inc. 425 Park Avenue 2nd Floor New York, NY 10043	17,401,335	(1)	7.7	0
Dodge & Cox 1 Sansome Street, 35th Floor San Francisco, CA 94104	15,690,706	(2)	6.9	0
Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	**		**	100	(3)
J.S. Fishman	540,105	(4)	*	*
T.A. Bradley	101,154	(4)	*	*
T.M. Miller	116,141	(4)	*	*
M. Zuraitis	100,531	(4)	*	*
T.M. Yessman	75,052	(4)	*	*
C.H. Byrd	1,500	(4)	*	*
J.H. Dasburg	74,238	(4)	*	*
J.M. Dolan	1,610	(4)	*	*
K.M. Duberstein	20,818	(4)	*	*
L.G. Graev	0	(4)
P.M. Grieve	109,230	(4)	*	*
T.R. Hodgson	23,836	(4)	*	*
D.G. John	20,000	(4)	*	*
W.H. Kling	34,025	(4)	*	*
J.A. Lawrence	0
J.A. MacColl	237,974	(4)
B.K. MacLaury	31,114	(4)	*	*
G.D. Nelson, M.D.	112,257	(4)	*	*
G.M. Sprenger	25,238	(4)	*	*
All Directors, Director Nominees and Executive Officers as a Group (26 Persons)	2,171,034	(4)	1.0	0

*
Indicates ownership of less than 1% of the Company's outstanding common stock.

**
Indicates ownership of less than 5% of the Company's outstanding common stock.

(1)
On February 13, 2003, Citigroup, Inc., filed a Schedule 13G with the SEC disclosing that it had shared voting power with respect to 17,401,335 shares and shared power to direct the disposition of 17,401,335 shares.

(2)
In a Schedule 13G filed with the SEC on February 12, 2003, Dodge & Cox, Investment Managers ("Dodge & Cox"), disclosed that Dodge & Cox had sole power to direct the vote of 14,519,022 shares, shared power to direct the vote of 286,100 shares, and had sole power to direct the disposition of 15,690,706 shares.

(3)
As trustee under The St. Paul Companies, Inc. Stock Ownership Plan, Fidelity Management Trust Company holds 100% of the 717,930 outstanding shares of Series B convertible preferred stock as of March 14, 2003.

(4)
Under the Company's stock option plan, the named executive officers and directors have the right to acquire beneficial ownership of the following number of shares within 60 calendar days: Mr. Fishman 378,062; Mr. Bradley 65,301; Mr. Miller 93,170; Ms. Zuraitis 73,773; Mr. Yessman 50,000; Messrs. Grieve, Kling, MacLaury and Nelson 26,000 each; Mr. MacColl 205,449; Mr. Dasburg 24,000; Mr. Sprenger 22,000; Mr. John 20,000; Mr. Hodgson 18,000; Mr. Duberstein 16,692; Ms. Byrd and Ms. Dolan 1,500 each; and all directors, director nominees and executive officers as a group 1,698,794. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.

  The following number of restricted shares are held by the Company under its stock incentive plan and non-employee director stock retainer plan, for the named executive officers and directors or director nominees: Mr. Fishman 12,795; Mr. Bradley 20,765; Mr. Miller 13,692; Ms. Zuraitis 15,692; Mr. Yessman 18,451; Messrs. Dasburg, Grieve, Hodgson, Kling, Nelson and Sprenger 1,836 each; and Mr. Duberstein 1,250. The number of shares of restricted stock held by all directors, director nominees and executive officers as a group is 134,843. Those directors, director nominees and executive officers have sole voting power and no investment power with respect to those shares. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.

  Under the Company's Stock Ownership Plan, the following number of shares of common stock have been allocated to the Employee Stock Ownership Plan (ESOP) accounts of the following executive officer: Mr. Miller 1,330; and all executive officers as a group 22,113. Employees (including executive officers) have sole voting power over shares allocated to their ESOP accounts. While investments generally are in the Company's common stock, all employees are allowed to diversify under a graduated diversification schedule which will allow for full diversification into other investment options by August 1, 2003. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.

  Under the Company's Directors' Deferred Compensation Plan, participating non-employee directors are eligible to defer directors' fees to, among others, a Company common stock equivalent account. Directors electing common stock equivalents have their deferred accounts credited with the number of common shares of the Company which could have been purchased with the fees on the date they were deferred. This is a "phantom" arrangement, and no common shares are actually purchased or held for any director's account. However, dividends on phantom shares are credited to participating directors' accounts, and the value of a participating director's common stock account fluctuates with changes in the market value of the Company's common stock. The following directors had the following number of phantom shares of common stock allocated to their deferred compensation accounts: Ms. Byrd 527; Mr. Dasburg 3,081; Mr. Duberstein 4,389; Mr. Graev 348; Mr. Grieve 33,184; Mr. Hodgson 422; Mr. Kling 13,197; Mr. Nelson 4,404; and Mr. Sprenger 1,187. These phantom shares are not included in the totals shown above.

  Under the Company's Directors' Deferred Stock Plan, participating non-employee directors will receive an annual credit of $25,000 that will be deemed invested, on the business day immediately following the annual meeting of shareholders, in the Company's common stock based on the closing price of common stock on the date credited. In addition, all non-employee directors serving on February 5, 2001, other than Mr. MacLaury, elected to transfer the value of their benefits under the Directors' Retirement Plan to the Deferred Stock Plan, effective May 1, 2001. Dividends on the accumulated shares will be deemed reinvested in additional shares. This is a "phantom" arrangement, and no common shares are actually held for any director's account. Upon a director's cessation of service, the accumulated shares in that director's account will be distributed in the form of shares of the Company's common stock. The following directors had the following number of phantom shares of common stock allocated to their Deferred Stock Plan accounts: Mr. Dasburg 23,556 shares; Ms. Dolan 1,120 shares; Mr. Duberstein 11,007 shares; Mr. Graev 530 shares; Mr. Grieve 40,354 shares; Mr. Hodgson 13,447 shares; Mr. John 16,543 shares; Mr. Kling 33,420 shares; Mr. Nelson 27,907 shares; and Mr. Sprenger 20,174 shares. These phantom shares are not included in the totals shown above.

(5)
Under the Company's Stock Ownership Plan, the following number of Series B convertible preferred shares have been allocated to the Preferred Stock Fund accounts of the following executive officers: Mr. Fishman 31; Mr. Bradley 142; Mr. Miller 209; Ms. Zuraitis 142; Mr. Yessman 31; and all executive officers as a group 2,693 shares. Each share of Series B preferred stock is convertible into and votes as if it were eight shares of the Company's common stock. These shares, as if converted to common stock, are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their Preferred Stock accounts, except that a participant may, for a period of six years following the year in which the participant attains age 55, elect to diversify a portion of his/her Preferred Stock account into other investment options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners with more than 10% of the Company's common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such reports and written representations from the Company's executive officers and directors, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2002, except as follows:

On July 26, 2002, Mr. J. Treacy purchased 250 shares of Company common stock in the open market and 278 common stock equivalents through a Company benefit plan. The transactions were reported to the SEC on his Form 4 dated August 28, 2002.

Shareholder Performance Plan Proposal

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL. THE BOARD'S REASONING IS SET FORTH FOLLOWING THE PROPOSAL IN A STATEMENT OF OPPOSITION, WHICH SHAREHOLDERS ARE URGED TO READ CAREFULLY.

The Company has received one proposal from a shareholder for inclusion in this year's proxy materials, which is set forth below. The Company will provide the name and address of such shareholder and the number of shares of the Company's common stock owned by him upon receiving an oral or written request. Any such request may be directed to the corporate secretary of the Company.

Shareholder Proposal

RESOLVED, that the shareholders of the Company recommend that the Personnel and Compensation Committee of the Board of Directors terminate the Company's Senior Executive Performance Plan.

Shareholder's Supporting Statement

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the deductibility of certain compensation in excess of $1 million per year paid to "covered employees," defined as a company's chief executive officer and its other four most highly compensated executive officers. The Code intended to signal what are acceptable levels of executive compensation by placing limitations on deductibility of compensation above that level unless it is "performance-based compensation."

Recent news articles have cited studies that compare companies' performance and executive compensation. Such studies do not show any positive correlation between executive compensation and company performance.

On February 5, 2002, the Board of Directors adopted The St. Paul Companies, Inc. Senior Executive Performance Plan, and it was subsequently approved at the annual meeting of the Company's shareholders held on May 7, 2002. In my opinion, this plan provides for the potential payment of excessive compensation to a small group of senior executives to the detriment of shareholders of the Company. Per the Company's 2002 proxy statement, "Over the last three years, the maximum size of the incentive pool under this plan would have ranged from $10 million to $20 million."

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW.

Board of Directors' Statement of Opposition

This shareholder proposal, if adopted, would recommend that the Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") terminate the Company's Senior Executive Performance Plan (the "Plan"). For the reasons set forth below, the Board of Directors believes that this proposal is adverse to the interests of the Company and its shareholders, and strongly urges its defeat.

Section 162(m) of the Internal Revenue Code, as amended (the "Code") limits the deductibility of certain compensation in excess of $1 million per year paid to "covered employees," defined as a company's chief executive officer and its other four most highly-compensated executive officers. The Plan is intended to address this limitation on deductibility by providing for compensation that qualifies as "performance-based compensation" which is not subject to this limitation. The Plan does not entitle covered employees to any payments thereunder. Any payments made under the Plan, and the amount of such payments, must be approved by the Compensation Committee, which is comprised solely of outside directors who are not eligible to participate in the Plan. The Compensation Committee notes in this regard that although the award pool under the Plan in respect of 2002 was $7.1 million, it approved awards thereunder of $3.7 million. The Compensation Committee believes that the Plan, in addition to providing the Company with the benefit of an exemption from the limitation in Section 162(m), is also helpful in attracting and retaining talented executives and motivating them to promote the profitability and growth of the Company.

The Plan was approved by more than 82% of the votes cast at the annual shareholders' meeting held on May 7, 2002. If the Compensation Committee were to terminate the Plan, the Company would be precluded from deducting any compensation paid to the covered employees that exceeds the limit set forth in Section 162(m) in computing its income for federal income tax purposes. This would generally result in the Company paying taxes that it otherwise would not pay, reducing the Company's net income and adversely affecting the value of your investment. Accordingly, the Board believes that your vote AGAINST this proposal will be in the best interests of the Company and its shareholders.

This proposal will not be adopted unless it receives the affirmative votes of the holders of a majority of the votes cast on such proposal. Abstentions and broker non-votes will not be counted as a vote in favor of this proposal, and as a result, will have the effect of a vote AGAINST such proposal.

Shareholder Proposals for 2004 Annual Meeting

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 4, 2004, the proposal should be mailed by certified mail-return receipt requested to the Company's corporate secretary, 385 Washington Street, St. Paul, MN 55102. To be eligible under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) for inclusion in the Company's 2004 Annual Meeting Proxy Statement and form of proxy to be mailed in March 2004, a proposal must be received by the Company's corporate secretary on or before December 1, 2003.

For a shareholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at the Company's 2004 Annual Meeting, notice must be received by the Company's corporate secretary by March 5, 2004. Any such notice must include as to each matter such shareholder proposes to bring before the 2004 Annual Meeting (i) a brief description of the business desired to be brought before the 2004 Annual Meeting and the reasons for conducting such business at the 2004 Annual Meeting; (ii) the name and address, as they appear on the Company's share register, of the shareholder proposing such business; (iii) the class and number of shares of the Company's common stock that are beneficially owned by such shareholder, and (iv) any material interest of such shareholder in such business.

Other Business

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

Bruce A. Backberg Corporate Secretary By Authority of the Board of Directors	St. Paul, Minnesota March 28, 2003

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, is available without charge to shareholders upon written request addressed to:

                Bruce A. Backberg
                Corporate Secretary
                The St. Paul Companies, Inc.
                385 Washington Street
                St. Paul, MN 55102

THE ST. PAUL COMPANIES, INC. 385 Washington Street, St. Paul, MN	ANNUAL MEETING ADMISSION TICKET

Admission ticket for The St. Paul Companies, Inc. Annual Meeting of Shareholders, May 6, 2003 at 2:00 p.m. (C.S.T.) at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, MN.

Admission
Ticket

Please present this ticket and a photo I.D. for admittance of shareholder(s) named above.

Admittance will be based upon availability of seating.

There are three ways to vote your Proxy.

Your telephone vote or Internet vote authorizes Jay S. Fishman and Bruce A. Backberg to vote your shares in the same manner as if you marked, signed and returned your proxy form.	COMPANY # CONTROL #

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:00 a.m. (CST) on May 5, 2003.

•
You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number, which are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number associated with this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•
Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/spc/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CST) on May 5, 2003.

•
You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number, which are located above and the last 4 digits of the U.S. Social Security Number or Tax Identification Number associated with this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

•
Mark, sign, and date your proxy card and return it in the postage-paid envelope provided; or

•
Return it to The St. Paul Companies, Inc., c/o Shareowner Services, Wells Fargo Minnesota, N.A., P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Form.

* Please detach here *

The Board of Directors Recommends a Vote FOR Items 1, 2, and 4 and AGAINST Item 3.

1. Election of directors:
01 Carolyn H. Byrd 02 John H. Dasburg 03 Janet M. Dolan	04 Kenneth M. Duberstein 05 Jay S. Fishman 06 Lawrence G. Graev	07 Thomas R. Hodgson 08 William H. Kling 09 James A. Lawrence	10 John A. MacColl 11 Glen D. Nelson, M.D. 12 Gordon M. Sprenger	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To act on the proposal to ratify the selection of KPMG LLP as the independent auditors of the Company (the "Auditor Proposal").	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote AGAINST Item 3.
3.	To act on a shareholder proposal as presented in the Proxy Statement (the "Shareholder Proposal").	☐	For	☐	Against	☐	Abstain
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES AND ITEMS 2 AND 4 AND AGAINST ITEM 3.

I plan on attending the Annual Meeting. Mark Box	☐
Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. A corporation should provide the full corporate name and title of authorized officer signing the proxy.

2003 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for The St. Paul Companies, Inc. Annual Meeting of Shareholders on Tuesday, May 6, 2003 at 2:00 p.m. at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, MN.

1.
To gain entrance to the meeting, you must present this admission ticket or evidence of ownership of The St. Paul Companies, Inc. stock and a photo I.D.

2.
Briefcases, purses and parcels will be examined. The use of cameras or sound recording equipment is prohibited, except those employed by the Company to provide a record of the proceedings.

3.
The business of the meeting is set forth in the Proxy Statement. Whether or not you plan to attend the meeting, please sign, date and return the Proxy Card in the envelope provided, or you may vote by telephone or Internet. If you wish to change your vote or have not voted by Proxy, a ballot will be distributed to you at the meeting.

4.
Time has been reserved at the end of the meeting for shareholder questions that relate to the business of the Company. If you want to speak, please go to the nearest microphone, state your name and confirm that you are a shareholder before asking your question. Please direct all questions to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.
Although personal grievances and claims are not appropriate subjects for the meeting, you many submit any grievance or claim in writing to any usher or company representative, and the Company will respond as soon as possible after the meeting.

6.
The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedures that may arise.

THE ST. PAUL COMPANIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 6, 2003
2:00 p.m.

THE ST. PAUL COMPANIES, INC.
Corporate Headquarters
385 Washington Street
St. Paul, Minnesota 55102

The St. Paul Companies, Inc. 385 Washington Street, St. Paul, Minnesota 55102	proxy form

The undersigned appoints Jay S. Fishman and Bruce A. Backberg, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of the undersigned at the 2003 Annual Meeting of Shareholders of The St. Paul Companies, Inc. at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, Minnesota, at 2:00 p.m., Central Daylight Time, on Tuesday, May 6, 2003, and at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES AND ITEMS 2 AND 4 AND AGAINST ITEM 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE ST. PAUL COMPANIES, INC.

(In addition to the shares held in the name of the shareholder(s), the number of shares shown on the reverse side hereof will include any shares purchased for the shareholder(s) in St. Paul's Dividend Reinvestment Plan and held by Wells Fargo, N. A. under the Plan.)

See reverse side for voting instructions

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT THE ST. PAUL COMPANIES, INC. 385 WASHINGTON STREET, ST. PAUL, MN 55102
ELECTION OF DIRECTORS
AUDIT COMMITTEE
EXECUTIVE COMMITTEE
FINANCE COMMITTEE
PERSONNEL AND COMPENSATION COMMITTEE
BOARD GOVERNANCE COMMITTEE
AUDITOR PROPOSAL
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION AND SAR GRANTS IN 2002
AGGREGATED OPTION AND SAR EXERCISES IN 2002 AND 12-31-02 YEAR-END OPTION/SAR VALUES(1)
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN THE ST. PAUL COMPANIES, INC. S&P 500 INDEX AND S&P PROPERTY-CASUALTY INDEX
INDEBTEDNESS OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT